Exhibit (m)(6)(b)

APPENDIX A

(to the Class C Shares

Distribution and Service Plan Under Rule 12b-1)

November 1, 2011

Forward Banking and Finance Fund

Forward Commodity Long/Short Fund

Forward Credit Analysis Long/Short Fund

Forward EM Corporate Devt Fund

Forward Emerging Markets Fund

Forward Focus Fund

Forward Global Credit Long/Short Fund

Forward Global Infrastructure Fund

Forward Growth Fund

Forward International Dividend Fund

Forward International Real Estate Fund

Forward International Small Companies Fund

Forward Large Cap Dividend Fund

Forward Real Estate Fund

Forward Select Income Fund

Forward Select EM Dividend Fund

Forward Small Cap Equity Fund

Forward Tactical Enhanced Fund

Forward Tactical Growth Fund

Forward Real Estate Long/Short Fund